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                      March 22, 2021

       Louay Khatib
       Chief Accounting Officer
       BrightView Holdings, Inc.
       980 Jolly Road
       Blue Bell, PA 19422

                                                        Re: BrightView
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed on November
18, 2020
                                                            File Number
001-38579

       Dear Mr. Khatib:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences